Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	October 4, 2021
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Election of New Director

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) (the “Company”) announced today that its Board of Directors elected M. Christian Mitchell to the Board of Directors effective October 4, 2021.

Mr. Mitchell, 66, serves as a managing partner of THG Advisory Services, LLC, an alternative investment and advisory firm. Mr. Mitchell is a retired senior partner at Deloitte & Touche LLP where he served as the national or regional managing partner for various practices of the firm and was a founding member of the board of directors of Deloitte Consulting USA. Mr. Mitchell is a director of Pacific Premier Bancorp, Inc. (NASDAQ:PPBI), a regional bank holding company; Western Asset Mortgage Capital Corporation (NYSE:WMC), a mortgage REIT; and Parsons Corp. (NYSE:PSN), a global solutions provider to the defense, intelligence, and critical infrastructure markets. Mr. Mitchell also serves as the vice chairman of the board of directors of Marshall & Stevens, a national valuation and financial advisory firm; as a director of Huntington Memorial Hospital, a not-for-profit hospital; and as chairman emeritus of the National Association of Corporate Directors, Pacific Southwest Chapter.

Mr. Mitchell holds a Bachelor of Science in Accounting, summa cum laude, from the University of Alabama.

“We are pleased to welcome Chris Mitchell to the PS Business Parks Board of Directors,” said Ronald L. Havner, Jr., the Company’s Chairman of the Board. “Chris’s substantial business, finance, corporate governance, and accounting expertise and his extensive boardroom experience will bring valuable perspective to our Board.”

Company Information

PS Business Parks, Inc., a S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office. Located primarily in major coastal markets, PS Business Parks’s 97 properties serve approximately 5,100 tenants in 28 million square feet. The portfolio also includes 800 residential units (inclusive of units in-process).

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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